Exhibit 4.48

POWER OF ATTORNEY

I, Wu Kening, a PRC citizen with ID No. ******************, hold [95]% of the partnership interest in Shenzhen Zhiyi Wensi Consulting Partnership (Limited Partnership) (“Wensi”) as of the date of this Power of Attorney. With respect to the partnership interests currently held or to be held in the future by me in Wensi (“Partnership Interests”), I hereby irrevocably appoint Xunlei Computer (Shenzhen) Co., Ltd. (“WFOE”) to exercise, during the term of this Power of Attorney, the following rights:

I hereby authorize WFOE to act as my sole and exclusive proxy as a limited partner, to exercise all rights of a limited partner in connection with the Partnership Interests, including, without limitation: 1) attending partners’ meetings of Wensi; 2) exercising all rights and voting rights to which I am entitled as a limited partner under applicable law and the partnership agreement of Wensi, including but not limited to resolving on amendments to the partnership agreement of Wensi; resolving on changes to the scope of business of Wensi; resolving on the transfer of partnership interests by any partner of Wensi to any person other than an existing partner; resolving on the provision of guarantees by Wensi in favor of any third party; and 3) executing, on my behalf, all documents required to be executed by me as a limited partner, including but not limited to business registration amendment documents of the Partnership, documents relating to admission or withdrawal of partners, increase or decrease of any partner’s capital contribution interest, and documents relating to the dissolution and liquidation of the Partnership.

The WFOE shall have the right to execute, on my behalf, all documents required to be executed by me under the Exclusive Option Agreement entered into by and among me, the WFOE, and Wensi on [February 20], 2025, the Partnership Interest Pledge Agreement entered into by and among me, the WFOE, and Wensi on [February 20], 2025, and the Loan Agreement entered into by and between me and the WFOE on [February 20], 2025 (including any amendments, supplements, or restatements thereof, collectively, “Transaction Documents”), and to perform my obligations under the Transaction Documents in a timely manner. The exercise of such rights shall not constitute any limitation on the authority granted under this Power of Attorney.

Any act carried out by the WFOE in relation to the Partnership Interests shall be deemed an act of me, and any document executed by the WFOE shall be deemed executed by me. I hereby acknowledge and agree to all such acts and documents.

The WFOE shall have the right to further delegate or sub-delegate the authority granted hereunder to any other person or entity without prior notice to or consent from me. Where required under the PRC laws, the WFOE shall designate a PRC citizen to exercise the foregoing rights.

This Power of Attorney shall remain irrevocable and continuously valid for so long as I remain a limited partner of Wensi, commencing on the date of execution hereof.

During the term of this Power of Attorney, I hereby waive all rights relating to the Partnership Interests that have been authorized to the WFOE hereunder, and shall not exercise such rights independently.

This Power of Attorney is executed as of February 20, 2025.

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Wu Kening

By:	/s/ Kening Wu

Accepted by:

Xunlei Computer (Shenzhen) Co., Ltd. (Seal)

By:	/s/ Kening Wu

Name:	Kening Wu

Title:	Authorized Signatory

Acknowledged by:

Shenzhen Zhiyi Wensi Consulting Partnership (Limited Partnership) (Seal)

By:	/s/ Kening Wu

Name:	Kening Wu

Title:	Authorized Signatory

Signature Page